UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K/A
(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 8, 2011 (June 20, 2011)
Date of Report (Date of earliest event reported)

MEDGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, Suite 311
San Francisco, California 94104
(Address of principal executive offices, zip code)

(415) 568-2245
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Current Report on Form 8-K/A amends the Current Report on Form 8-K (the “Original 8-K”), filed by Medgenics, Inc. (the “Company”) on July 5, 2011, reporting the appointment on June 20, 2011 of Clarence L. “Butch” Dellio as the Chief Operating Officer of the Company.  The Original 8-K stated that the Company expected to enter into an employment agreement with Mr. Dellio and would file an amendment to the Original 8-K to disclose the terms of Mr. Dellio’s employment agreement upon the finalization of such terms.

On September 6, 2011, the Company entered into an employment agreement with Mr. Dellio (the “Employment Agreement”).  The Employment Agreement was made effective as of July 1, 2011, the effective date of Mr. Dellio’s appointment as the Company’s Chief Operating Officer.  The Employment Agreement has a term of one year from its effective date, subject to automatic extension for successive one-year periods unless either party provides 60 days’ advance written notice of such party’s desire not to renew.

Under the Employment Agreement, Mr. Dellio is responsible for coordinating the overall execution of the Company’s business plan, as adopted by the Company’s Board of Directors, in cooperating and coordination with other members of management.  He is initially expected to work on average approximately 50% of an average work week of an executive in a similar position with a public company of similar size and nature as the Company, but his employment will convert to a full-time basis upon mutual agreement of the parties.  The Employment Agreement provides for a gross salary to Mr. Dellio of $12,500 per month, subject to annual review by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).  He is eligible to receive an annual cash bonus with respect to each fiscal year during the term of the Employment Agreement in an amount up to 30% of his salary on an annualized basis, as determined by the Compensation Committee in its sole discretion.  As reported in the Original 8-K, Mr. Dellio was issued options to purchase 40,000 shares of the Company’s common stock under the Company’s 2006 Stock Incentive Plan.  These options will vest in equal increments over four years, expire in 10 years and have an exercise price of $3.64 per share.  Mr. Dellio is also entitled to participate in all senior manager employee benefit plans or programs of the Company for employees located in the United States.

Either the Company or Mr. Dellio may terminate the Employment Agreement for any reason upon at least 30 days’ advance written notice to the other party. The Company may terminate Mr. Dellio’s employment immediately upon written notice for cause or upon his death or disability, in which case he or his estate will be paid all wages and benefits through the effective date of termination.  If the Company terminates Mr. Dellio’s employment without cause, the Company will continue to pay Mr. Dellio’s salary for a period of six months after the effective date of termination as severance.

Mr. Dellio has agreed not to solicit the Company’s employees, consultants, customers or suppliers during the period of his employment and for a period of 12 months following the termination of his employment.  The Employment Agreement also includes provisions regarding confidentiality and proprietary information and the disclosure and assignment of inventions.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K/A and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Employment Agreement, effective as of July 1, 2011, between Medgenics, Inc. and Clarence L. “Butch” Dellio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDGENICS, INC.

By:	/s/ Phyllis K. Bellin
Name: Phyllis K. Bellin
Title: Director of Finance and Administration

Date:    September 8, 2011